FRIDAY MAY 5, 9:20 AM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: WAVETECH INTERNATIONAL, INC.

WAVETECH ANNOUNCES $5 MILLION PRIVATE PLACEMENT TO SUPPORT COMMERCIALIZATION OF WEB-BASED INTERNET TELEPHONY PRODUCT


TUCSON, Ariz., May 5 /PRNewswire/ -- Wavetech International,  Inc. (OTC Bulletin
Board: ITEL - news) announced today the completion of a $5 million private placement of 6% Series B convertible preferred stock and common stock purchase warrants.

The Company will use the proceeds primarily to finance the commercialization of Bestnetcall, the Company's web-based telephony product (see April 25, 2000 - "Wavetech Launches Internet-Based Telephony Product"). Proceeds will be used to fund marketing and other existing capital needs, to expand service capacity into its New York and Los Angeles facilities, and to pay off a $2 million bridge loan executed in mid-December.

Bestnetcall is the industry's first Internet-based long distance service that provides worldwide access to low-cost long distance with call management capabilities, without the need for special software or hardware. Businesses and individuals can now sign up online for Bestnetcall through the Company's website, www.bestnetcall.com. A full market launch is anticipated within the next month.

Gerry Quinn, President and CEO said, "We are very pleased to have investors share our confidence in Wavetech as we prepare for full commercialization of Bestnetcall. We believe this service offers many advantages over current telephony systems. This funding will enable us to utilize the best marketing resources available to gain market share and to become a significant player in this industry."

Wavetech issued a total of $5 million of the convertible preferred securities. A preferred share carries a dividend of 6% and a conversion price of 80% of the average closing bid prices of the Company's common stock for the three lowest trading days out of the ten (10) consecutive trading days immediately preceding the conversion date or 110% of the average closing bid prices of the Company's common stock for the five (5) trading days prior to the date of issuance of the preferred shares. The preferred stock is redeemable by the Company at any time.

Wavetech is a web-based telephony company, offering advanced products to businesses and individuals worldwide. To learn more about Bestnetcall, visit the website at www.bestnetcall.com. To contact a company representative, please send an email to sales@bestnetcall.com.

This press release contains certain forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, those factors detailed by Wavetech in its filings with the Securities and Exchange Commission.

Contact: Bill Roberts, CTC Inc. 937-434-2700, for Wavetech International, Inc.

SOURCE: WAVETECH INTERNATIONAL, INC.

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